Exhibit (a)(10)

FOR IMMEDIATE RELEASE

THE HALLWOOD GROUP INCORPORATED                    HALLWOOD ENERGY CORPORATION
3710 Rawlins, Suite 1500                           4582 S. Ulster Street Parkway
Dallas, Texas 75219                                Denver, Colorado 80237

Contact Investor Relations:

Mary Doyle                                                    Cathleen Osborn
(214) 528-5588                                                 (303) 850-7373

Dallas, Texas, November 25, 1996, - The Hallwood Group Incorporated (NYSE:HWG) and Hallwood Energy Corporation (OTC Bulletin Board: HWEC) announced today that, in connection with the tender offer by The Hallwood Group Incorporated ("Hallwood Group") for all of the outstanding shares of common stock of Hallwood Energy Corporation ("Hallwood Energy") which expired at 12:00 midnight on November 22, 1996, in excess of 87,500 shares were tendered to Hallwood Group. The tendered shares represent in excess of 11% of the remaining outstanding shares of Hallwood Energy. As a result of these tenders, Hallwood Group now holds in excess of 92% of the total outstanding shares of Hallwood Energy, and intends to promptly consummate the merger of Hallwood Energy into Hallwood Group. After the merger, Hallwood Group will continue as the surviving corporation.

                                      -END-

CORPDAL:58870.1 18747-00001